Exhibit (g)(3)

A T Funds Investment Trust
A T Fund of Funds TEI

Proxy Voting Policies and Procedures

(Adopted by A T Funds Investment Trust on February 24, 2005)
(Adopted by A T Fund of Funds TEI on May 23, 2007)

I.  INTRODUCTION

Each of A T Funds Investment Trust and A T Fund of Funds TEI  (each, as the term may be used herein, the “Trust”) is the beneficial owner of its portfolio securities.1  Accordingly, the Trust’s Board of Trustees  (each, as the term may be used herein, the “Board”), acting on behalf of the Trust and each of its series, if any (each a “Fund” and collectively, the “Funds”; references to the “Fund” herein shall be deemed to refer to the Trust if the Trust has not issued any series), has the right and the fiduciary obligation to vote proxies relating to the Funds’ portfolio securities in a manner consistent with the best interests of the Funds and their shareholders.  Accordingly, the Board has adopted these Proxy Voting Policies and Procedures with respect to voting proxies relating to portfolio securities held by the Funds (these “Policies and Procedures”).

II.  POLICY

    A.  Delegation to the Adviser.

1.
The policy of the Trust is to delegate the responsibility for voting proxies relating to portfolio securities held by the Funds to the investment adviser for each Fund (each an  “Adviser”) as a part of the Adviser’s general management of the Fund, subject to the Board’s continuing oversight.

2.
The policy of the Trust is also to adopt the policies and procedures used by the Adviser to vote proxies relating to portfolio securities held by its clients, including the Fund (the “Adviser’s Policies and Procedures”).

B.  Delegation to Sub-Advisers.  The Adviser may, but is not required to, further delegate the responsibility for voting proxies relating to portfolio securities held by any of the Funds to one or more of the sub-advisers retained to provide investment advisory services to such Funds, if any (each a “Sub-Adviser”).  If such responsibility is delegated to a Sub-Adviser, then the Sub-Adviser shall assume the fiduciary duty and reporting responsibilities of the Adviser under these policy guidelines.  As used in these Policies and Procedures, the term “Adviser” includes any and all Sub-Advisers.

III.  FIDUCIARY DUTY

The right to vote proxies with respect to portfolio securities held by a Fund is an asset of the Trust.  The Adviser acts as a fiduciary of the Fund and must vote proxies in a manner consistent with the best interest of the Fund and its shareholders.

IV.  PROXY VOTING PROCEDURES

1 A T Fund of Funds TEI serves as a “feeder fund” in a three-tier “master-feeder” structure in which A T Fund of Funds TEI invests substantially all of its assets in A T Fund of Funds Ltd., a Cayman Islands exempted company, which in turn will invest substantially all of its assets in A T Fund of Funds, the sole series of A T Funds Investment Trust.  Accordingly, references to “portfolio securities” of A T Fund of Funds TEI in these proxy voting policies and procedures are deemed to refer to the portfolio securities held by A T Fund of Funds and which are only indirectly held by A T Fund of Funds TEI and should not be construed to refer to securities of A T Fund of Funds Ltd. held by A T Fund of Funds TEI.

A.  Annual Presentation of Proxy Voting Policies to the Board.  At least annually, the Adviser shall present to the Board for its review the Adviser’s Policies and Procedures.  In addition, the Adviser shall notify the Board promptly of material changes to the Adviser’s Policies and Procedures.

B.   Annual Presentation of Proxy Voting Record to the Board.  At least annually, the Adviser shall provide to the Board a record of each proxy voted with respect to portfolio securities held by the Fund during the year.  With respect to those proxies that the Adviser has identified as involving a conflict of interest, the Adviser shall submit a separate report indicating the nature of the conflict of interest and how that conflict was resolved with respect to the voting of the proxy.  For this purpose, a “conflict of interest” shall be deemed to occur when the Adviser, the Funds’ principal underwriters, or an affiliated person of the Adviser or a principal underwriter has a financial interest in a matter presented by a proxy to be voted on behalf of a Fund, other than the obligation the Adviser incurs as investment adviser to that Fund, which may compromise the Adviser’s independence of judgment and action in voting the proxy.

C.  Resolution of Conflicts of Interest.  Where a proxy proposal raises a material conflict of interest between the interests of the Adviser, the Funds’ principal underwriters, or an affiliated person of the Adviser or a principal underwriter and that of one or more Funds, the Adviser shall resolve such conflict in the manner described below.

1.
Vote in Accordance with a Predetermined Specific Policy.  To the extent that the Adviser’s Policies and Procedures include a pre-determined voting policy for various types of proposals and the Adviser has little or no discretion to deviate from such policy with respect to the proposal in question, the Adviser shall vote in accordance with such pre-determined voting policy.

2.
Notify and Obtain Consent of the Board.  To the extent that the Adviser’s Policies and Procedures include a pre-determined voting policy for various proposals and the Adviser has discretion to deviate from such policy, the Adviser shall disclose the conflict to the Board and obtain the Board’s consent to the proposed vote prior to voting on such proposal.

a.
Detailed Disclosure to the Board.  To enable that the Board to make an informed decision regarding the vote in question, such disclosure to the Board shall include sufficient detail regarding the matter to be voted on and the nature of the conflict.  When the Board does not respond to such a conflict disclosure request or denies the request, the Adviser shall abstain from voting the securities held by the relevant Funds.

b.
Use of Independent Third Party.  To the extent there is a conflict of interest between the Adviser, the Funds’ principal underwriters, or an affiliated person of the Adviser or a  principal underwriter and one or more Funds and the Adviser notifies the Board of such conflict, the Board may vote the proxy in accordance with the recommendation of an independent third party.

V.  REVOCATION OF AUTHORITY TO VOTE

The delegation by the Board of the authority to vote proxies relating to portfolio securities held by the Funds may be revoked by the Board, in whole or in part, at any time.

VI.  ANNUAL FILING OF PROXY VOTING RECORD

The Trust shall file an annual report of each proxy voted with respect to portfolio securities held by the Funds during the twelve-month period ended June 30 on Form N-PX not later than August 31 of each year.

VII.  PROXY VOTING DISCLOSURES

A.  The Trust shall include in its registration statement:

1.	A description of these Policies and Procedures and of the Adviser’s Policies and Procedures; and

2.
A statement disclosing that information regarding how the Trust voted proxies relating to portfolio securities held by the Funds during the most recent twelve-month period ended June 30 is available without charge, upon request, by calling the Trust’s toll-free telephone number (or through a specified Internet address or both) and on the SEC website.

B.  The Trust shall include in its Annual and Semi-Annual Reports to shareholders:

1.
A statement that a description of these Policies and Procedures is available without charge, upon request, by calling the Trust’s toll-free telephone number or through a specified Internet address, and on the SEC website.

2.
A statement that information regarding how the Trust voted proxies relating to portfolio securities held by the Funds during the most recent 12-month period ended June 30 is available without charge, upon request, by calling the Trust’s toll-free telephone number (or through a specified Internet address or both) and on the SEC website.